Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements and related Prospectuses of EOP Operating Limited Partnership for the registration of:

•	$3.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-116202-01):

•	$4.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58976);

•	$325.0 million of senior exchangeable notes (registration statement no. 333-47754);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-43530);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58689);

•	and the registration statement (Form S-3MEF) of EOP Operating Limited Partnership for the registration of $60.0 million of debt securities and warrants exercisable for debt securities (registration statement no. 333-42928), of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of EOP Operating Limited Partnership, EOP Operating Partnership management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EOP Operating Partnership, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Chicago, Illinois
March 16, 2005